UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported): January 2, 2012

ASIARIM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-147187	83-0500896
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 1601, 16/F Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	+852 6346-1894
[ ]	Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 2, 2012 Asiarim Corporation ("Asiarim") received a notice that one of our subsidiary company CIC Europe Holding B.V., (trading under the name Commodore Licensing B.V) ("CLBV") has been declared bankrupt by the District Court of Almelo (the Netherlands) on December 28, 2011. The court has appointed a bankruptcy trustee (receiver). The case relates to a claim for outstanding rent amounting to Euro 286,000 which included rentals and costs for a lease period that was (9 months) beyond the contractual agreement.

Commodore Licensing B.V. was one of the subsidiary company that held the licensing rights to the brand Commodore. It also holds two other subsidiaries namely C= Holdings B.V. and Commodore Europe B.V., both companies were non-operational companies after the internal restructuring of the Asiarim group's business in early November 2011 when the European licensing operation was shifted from Europe to Hong Kong.

The result of the liquidation will not affect the operation of the Group.

As announced in our Form 8-K filed with the SEC on December 7, 2011, the Company terminated the former management. In this regard, the Company has asked on several occasions from the former Chief Financial Officer for the records of the Group including these three companies in Europe as referred to above. The Group has not received the relevant financial information and documents and the absence of these documents has detrimentally affected the Company's ability to seek proper representation to defend in the case noted above. The Company is requesting this former executive to provide the necessary information and will reserve its rights to take legal action to recover the damages suffered.

The Company has set up a committee consisting of non-interested parties (including legal counsel) to find out more details regarding the events surrounding the European operation and as well any matters that should be brought to the proper authorities. The Company expects that such a report will take about two months after discussing with the Bankruptcy Trustee for Commodore Licensing B.V. In the meantime, the Company will work with the Receiver to provide all necessary information as requested under Dutch law and will try to recover as much as possible so as to satisfy the creditors of CLBV.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2012	ASIARIM CORPORATION

By: /s/ Ben van Wijhe
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Name: Ben van Wijhe
Title: President and CEO